Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in SI Financial Group, Inc.’s Registration Statement Nos. 333-171879 and 333-171880 on Forms S-8 of our report dated March 28, 2011 relating to our audit of the consolidated financial statements of SI Financial Group, Inc. and subsidiaries as of December 31, 2010 appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 28, 2011